UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 18, 2015

LAKELAND BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

New Jersey	000-17820	22-2953275
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Oak Ridge Road, Oak Ridge, New Jersey	07438
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (973) 697-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On March 18, 2015, the Board of Directors of Lakeland Bancorp, Inc. (the “Company”) adopted the Lakeland Bancorp, Inc. Elective Deferral Plan (the “Elective Deferral Plan”). Under the Elective Deferral Plan, executives of the Company and Lakeland Bank at a level of executive vice president and above, and such other executives as the Board may authorize, may voluntarily elect to defer payment of all or a portion of their base salary and, for years beginning after December 31, 2015, bonuses. Amounts deferred under the Elective Deferral Plan will be credited with interest each year until a participant’s separation from service at a rate equal to 75% of the Company’s return on equity for the preceding year, up to a maximum interest rate credit of 15% per year. The minimum interest rate is 0%. Following a participant’s separation from service, deferred amounts will be credited with interest each year at the Moody’s Aa corporate bond index rate in effect as of the first day of the year. Except for allowable in-service hardship withdrawals, distributions will generally be made following a participant’s separation from service unless the participant elects a different time of payment. Each participant may choose the manner in which distributions will be made, such as a lump sum or installments. All deferral accounts under the Elective Deferral Plan are payable from the general assets of the Company and/or Lakeland Bank. However, the Company may establish a grantor trust or other funding arrangement in order to accumulate the assets needed to pay the accumulated benefits under the Elective Deferral Plan.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No. 10.1 – Lakeland Bancorp, Inc. Elective Deferral Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKELAND BANCORP, INC.

By:	/s/ Timothy J. Matteson
Name:	Timothy J. Matteson
Title:	Executive Vice President, General Counsel and Corporate Secretary

Dated: March 20, 2015

Exhibit Index

Exhibit Number	Description

10.1	Lakeland Bancorp, Inc. Elective Deferral Plan